UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 18, 2016

Date of Report (Date of earliest event reported)

SHUTTERFLY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33031	94-3330068
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2800 Bridge Parkway, Redwood City, CA	94065
(Address of principal executive offices)	(Zip Code)

(650) 610-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) As previously announced by Shutterfly, Inc. (the “Company”) in the Current Report on Form 8-K filed on December 1, 2015, effective as of February 19, 2016, Jeffrey Housenbold resigned from the Board of Directors of the Company (the “Board”). Mr. Housenbold’s resignation was not due to any disagreement with the Company.

(b) As previously announced by the Company in the Current Report on Form 8-K filed on December 1, 2015, effective as of February 19, 2016, Jeffrey Housenbold resigned as the Company’s President and Chief Executive Officer and as an employee of the Company.

As previously announced by the Company in a Current Report on Form 8-K filed on December 10, 2015, effective as of February 19, 2016, Daniel McCormick resigned as the Company’s Senior Vice President and Chief Operating Officer and as an employee of the Company.

(c) On February 18, 2016, the Board appointed Philip A. Marineau, age 69, the Company’s Chairman of the Board, to serve as the Company’s Interim Chief Executive Officer, effective as of February 19, 2016, to serve until a new chief executive officer is selected and appointed. Mr. Marineau will continue to serve as Chairman of the Board and as a Class II director. His current term expires at the annual meeting of stockholders to be held in 2017.

Mr. Marineau has served on the Board since February 2007 and as the Chairman of the Board since May 2007. Since October 2008, Mr. Marineau has been partner of LNK Partners, a private equity firm. Prior to LNK Partners, Mr. Marineau was the chief executive of a number of global consumer products companies. From 1999 to 2006, Mr. Marineau served as the President and Chief Executive Officer of Levi Strauss, & Co. From 1997 to 1999, he served as President and Chief Executive Officer of Pepsi-Cola North America. From 1996 to 1997, he served as President and Chief Operating Officer of Dean Foods. From 1973 to 1996, Mr. Marineau served in various positions at Quaker Oats Company, including as its President and Chief Operating Officer. He currently serves on the board of directors of Meredith Corporation and is the chair of Meredith Corporation’s audit committee. Mr. Marineau holds a Bachelor of Arts degree from Georgetown University and a Master of Business Administration degree from Northwestern University.

For his service as the Company’s Interim Chief Executive Officer, Mr. Marineau will receive cash compensation at an annual rate of $700,000. Mr. Marineau will not receive any equity grant for his service as the Company’s Interim Chief Executive Officer. Mr. Marineau will continue to receive compensation for his service as a Board member and as Chairman of the Board, including an annual cash retainer of $42,500, paid in quarterly installments, continued vesting of his previously granted restricted stock awards and will be eligible to receive annual restricted stock awards.

(e) The information set forth above under Item 5.02(c) is hereby incorporated by reference into this Item 5.02(e).

Item 8.01 Other Events.

The Company recently received communications directed to the Board from a private equity firm indicating an interest in acquiring the Company. The Company has also learned that a copy of a letter directed to the Board by the private equity firm has been sent by an anonymous source, without the Company’s permission or knowledge, to certain participants in the investment community. The Board exercises its fiduciary duties in giving due consideration to such indications of interest, but is not engaged in negotiations regarding the sale of the Company. The Company’s highest priorities at this time are delivering its 2016 results and hiring a new Chief Executive Officer. The Company does not intend to provide any further comment on this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTERFLY, INC.

Date: February 22, 2016	By:	/s/ Michael Pope
Name: Michael Pope
Title: Senior Vice President and Chief Financial Officer